EXHIBIT 99.1

[GRAPHIC OMITTED]
BRIGHAM
EXPLORATION COMPANY
                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION REPORTS RECORD 2002 PRODUCTION, EBITDA & OPERATING CASH FLOW, AND RECORD Q4 PRODUCTION

================================================================================

     Austin, TX -- (PRNewswire) - March 3, 2003 -- Brigham Exploration Company (NASDAQ:BEXP) today announced its financial results for the fiscal year and quarter ended December 31, 2002.

Highlights from Brigham's performance for 2002 include:

- Record Production - 2002 Production was a record 10.0 Bcfe and increased sequentially over each of the 2002 quarters to a record Q4 2.7 Bcfe or 29.6 MMcfe per day.

-    Record EBITDA - EBITDA increased 9% over EBITDA for 2001, to $24.7 million.

- Record Operating Cash Flow - Operating cash flow before changes in working capital increased 11% to $20.1 million.

MANAGEMENT COMMENT

     Gene Shepherd, Brigham's Chief Financial Officer, commented, "We are very pleased with the record financial performance that the Company experienced in 2002, particularly our record levels of production, revenue and EBITDA achieved during the fourth quarter. Furthermore, the Company has benefited from its large and growing inventory of development prospects, allowing Brigham to generate sequential quarterly growth in production, revenue, and EBITDA in each of our four 2002 quarters."

     Shepherd further added, "We began the year with a somewhat depressed commodity price environment, and as a consequence we scaled back our budgeted spending to live within our forecasted cashflow. As commodity prices strengthened we revised our spending plans, but ended up with a back- end loaded drilling budget where 39% of our drilling dollars were spent in the fourth quarter. With the enhanced financial flexibility that the Company has realized from its fourth quarter equity financings and our growing 2003 cash flow, we are excited about our opportunity to significantly increase our drilling expenditures in 2003 and further build upon the drilling successes we experienced throughout 2002, particularly 2002 Q4."

YEAR-END 2002 RESULTS

     Average net daily production volumes for 2002 were 27.8 MMcfe per day compared to 26.6 MMcfe per day in 2001. Revenues from the sale of natural gas and oil, net of hedging, grew 9% to $35.2 million in 2002 compared to $32.3 million last year. Approximately 89% ($2.6 million) of this increase was due to higher production, with the remainder coming from a 4% increase in our average realized sales price for natural gas and oil. Average realized prices for 2002 were $3.22 per Mcf for natural gas and $23.55 per barrel for oil compared to $3.11 per Mcf and $24.05 per barrel in 2001. Cash settlements on hedging transactions in 2002 reduced revenue from the sale of natural gas and oil by $1.8 million ($0.18 per Mcfe) compared to a reduction of $8.2 million ($0.85 per Mcfe) in 2001.

     Lease operating expenses for 2002 were $3.8 million compared to $3.5 million in 2001. The increase in lease operating expense was due to higher ad valorem taxes caused by higher property valuations at year-end. Production taxes increased 31% to $2.0 million and were 25% higher on a per unit basis at $0.20 per Mcfe. The increase in production taxes was primarily related to higher production volumes and an absence of severance tax refunds compared to prior periods.

     General and administrative expenses for 2002 were $5.0 million compared to $3.6 million in 2001. The increase in general and administrative expenses included a non-recurring non-cash charge related to compensation expense of $596,000.

                                                                    EXHIBIT 99.1

Excluding this non-cash charge, general and administrative expenses increased 20% to $4.4 million and 16% on a per unit basis to $0.44 per Mcfe. Other increases in general and administrative expenses included higher employee compensation and benefit expense, office rent, other office expense and corporate insurance expense.

     Depletion  of  natural  gas  and  oil properties for 2002 was $13.5 million
($1.35 per Mcfe) compared to $13.2 million ($1.38 per Mcfe) in 2001. The increase in depletion was primarily due to increased production in 2002. The increase in depletion resulting from increased production was partially offset by a $0.03 decrease in our depletion rate. The decline in our depletion rate resulted from the strong reserve replacement rate experienced by the Company in 2002.

     Net interest expense for 2002 was $6.2 million compared to $6.7 million in 2001. The decrease in net interest expense was due primarily to lower LIBOR experienced during 2002. The weighted average interest rate on our outstanding indebtedness in 2002 was 7.4% compared to 9.3% in 2001. Interest expense net of interest income for 2002 was $0.61 per Mcfe compared to $0.67 per Mcfe in 2001.

     Our total outstanding indebtedness at December 31, 2002 was $81.8 million, compared to $91.7 million at December 31, 2001. During the fourth quarter 2002, we issued $10 million in Series B preferred stock and used a portion of the net proceeds to repay outstanding indebtedness under our senior credit facility. In addition, CSFB Private Equity purchased $10 million of our senior credit facility held by Shell Capital Inc. and converted it into common stock. Debt conversion expense of $630,000 represents the costs and fees we incurred to execute the CSFB conversion of our senior debt to common stock.

     Earnings before interest expense, taxes, depreciation, depletion and amortization, and other non-cash items (EBITDA) increased 9% to $24.7 million and operating cash flow before changes in working capital increased 11% to $20.1 million. Brigham reported net income of $598,000 ($0.03 per diluted share) for 2002 compared to net income of $9.2 million ($0.44 per diluted share) in 2001. Net income in 2002 included $263,000 in non-cash income related to changes in the fair market of hedging contracts compared to a gain of $9.7 million in 2001. Diluted earnings per share for 2001 have been restated (downward) from $0.54 to $0.44. The diluted EPS data for 2001 and 2002 in this press release reflect the application of the "if converted" method of accounting for treatment of convertible debt and mandatorily redeemable preferred stock and associated warrants. There is no impact on previously reported diluted earnings per share data for 2002.


     Brigham's capital expenditures for 2002 and 2001 were:

                                                                              ($'s in millions)
                                                                             2002           2001
                                                                         -------------  -------------
Drilling                                                                 $       19.8   $       27.2
Land and G&G                                                                      3.7            2.7
Capitalized Cost                                                                  5.7            6.1
Participant reimbursements of prior land & seismic cost and asset sales          (1.5)          (0.4)
                                                                         -------------  -------------
    Net capital expenditures                                             $       27.7   $       35.6
                                                                         =============  =============


FOURTH QUARTER 2002 RESULTS

     Net daily production volumes for the fourth quarter 2002 rose 18% to average 29.6 MMcfe per day compared to 25.1 MMcfe per day for the same period in 2001. Revenue from the sale of natural gas and oil increased 74% to a record $10.5 million, from $6.1 million for the same quarter in 2001. Increased production volumes accounted for $1.3 million of the increase and higher price realizations accounted for $3.1 million of the increase.

     Lease operating expenses for the fourth quarter 2002 were $1.3 million. An increase in the total number of producing wells resulted in a 15% increase in lease operating expenses over the fourth quarter last year. Despite the increase in total lease operating expenses, our lease operating expense per unit of production in the fourth quarter 2002 was $0.50 per Mcfe compared to $0.51 in the fourth quarter last year. Our per unit operating costs increased in both the fourth quarters of 2002 and 2001 as a result of higher ad valorem taxes related to higher year-end property valuations. Production tax expense in the fourth quarter 2002 was $650,000 compared to $8,000 in the fourth quarter last year. The increase in production taxes was due to a 62%

                                                                    EXHIBIT 99.1

increase in our average pre-hedge sales price for natural gas and oil, our higher production volumes and the absence of prior period tax refunds for wells qualifying for reduced rates.

     General and administrative expenses for the fourth quarter 2002 were $1.2 million compared to $930,000 in 2001. The increase in general and administrative expense is primarily due to an increase in employee compensation and benefit expense, contract and professional fees and corporate insurance expense.

     Depletion expense for the fourth quarter 2002 was $3.4 million ($1.27 per Mcfe) compared to $4.3 million ($1.90 per Mcfe) in the fourth quarter last year. A decline in our depletion rate combined with an increase in depletion due to higher production resulted in a $931,000 decline in depletion expense for the fourth quarter of 2002.

     Net interest expense for the fourth quarter 2002 was $1.6 million compared to $1.5 million in the fourth quarter 2001. The increase in interest expense was due to an increase in our weighted average outstanding indebtedness for the fourth quarter of 2002 and was offset by 8% decrease in our weighted average interest rate for the quarter. For the fourth quarter 2002, our weighted average outstanding indebtedness was $95.5 million compared to $91.6 million in 2001. Our weighted average interest rate for the fourth quarter 2002 was 7.3% versus 7.9% last year. Our total outstanding indebtedness at December 31, 2002 was $81.8 million.

     For the fourth quarter 2002, EBITDA increased 86% to a record $7.4 million and operating cash flow before changes in working capital increased 91% to a record $5.8 million. Brigham reported net income of $880,000 ($0.05 per diluted share) for the fourth quarter of 2002 versus a net loss of $2.5 million ($0.15 per diluted share) for the prior year period.

     Brigham's capital expenditures during the fourth quarter of 2002 and 2001 were:

                                                                                  ($'S IN MILLIONS)
                                                                            THREE MONTHS ENDED DECEMBER 31,
                                                                                2002               2001
                                                                         ------------------  -----------------
Drilling                                                                 $             7.6   $            5.5
Land and G&G                                                                           1.4                0.3
Capitalized Cost                                                                       1.7                1.6
Participant reimbursements of prior land & seismic cost and asset sales               (0.2)              (0.4)
                                                                         -------------------------------------
    Net capital expenditures                                             $            10.5   $            7.0
                                                                         ==================  =================

FIRST QUARTER 2003 GUIDANCE

     The following forecasts and estimates of Brigham's first quarter 2003 results are forward looking statements subject to the risks and uncertainties identified in the "Forward Looking Statements Disclosure" at the end of this release.

     Brigham currently expects first quarter 2003 production volumes to average between 31 and 33 MMcfe per day (55% natural gas). For the first quarter 2003, lease operating expenses are projected to be $0.38 per Mcfe, production taxes are projected to be 5.5% of pre-hedge oil and gas revenues, and general and administrative expenses are projected to be $1.2 million ($0.44 to $0.41 per Mcfe).

     Based on these production and cost estimates, assumed average NYMEX prices of $6.60 per MMBtu for natural gas and $34.80 per barrel for oil, and taking into account current hedging contracts outstanding, Brigham forecasts revenue of between $14.4 and $15.5 million and EBITDA of between $11.2 million and $12.1 million for the first quarter 2003.

CONFERENCE CALL INFORMATION

Brigham management will host a conference call to discuss the Company's year-end 2002 financial and operational results with investors, analysts and other interested parties on Tuesday, March 4th, at 9:00 a.m. Central time. To participate in the call, please dial 800-915-4836 and ask for the Brigham Exploration conference call (no password required). A recording of the conference call will be available to interested parties approximately one hour after the call is completed through 11:59 pm Central time on Tuesday, March
25th. To access the recording, please dial 800-428-6051 within U.S. (973-709-2089 outside

U.S.) and enter 286889 as the conference playback identification number. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com.

BRIGHAM TO PRESENT AT RAYMOND JAMES CONFERENCE

     Brigham's management will make a corporate presentation at the Raymond James & Associates 24th Annual Institutional Investors Conference, in Orlando, Florida, on Wednesday, March 5, 2003. Brigham's presentation will begin at 1:30 pm (ET).

     An audio-only webcast version of the presentation will be available, see below for web address. A replay of the presentation will also be available for 30 days at the same address. A copy of the slide presentation used will be made available on the Brigham corporate website at www. Bexp3d.com. Details for live webcast and replay are as follows:

Date & Time:                      Wednesday, March 5th at 1:30 pm ET

Presenter:                        Bud Brigham - Chairman, CEO and President
                                  Gene Shepherd - Chief Financial Officer

Live Webcast and Replay Address:  http://customer.nvglb.com
                                  /RaymondJames/Institutional/


ABOUT BRIGHAM EXPLORATION

     Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD LOOKING STATEMENTS DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:    John Turner, Manager - Finance & Investor Relations
            (512) 427-3300 / investor@bexp3d.com
                             -------------------

                                                                    EXHIBIT 99.1

                          BRIGHAM EXPLORATION COMPANY
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data) (unaudited)


                                                    Three Months          Year Ended
                                                  Ended December 31,     December 31,
                                                 -------------------  ------------------
                                                   2002      2001       2002      2001
                                                 --------  ---------  --------  --------
Revenues:
   Oil and natural gas sales                     $10,537   $  6,073   $35,174   $32,293
   Other                                              34         57        76       255
                                                 --------  ---------  --------  --------
                                                 $10,571   $  6,130   $35,250   $32,548

Costs and expenses:
   Lease operating                                 1,331      1,154     3,759     3,486
   Production taxes                                  650          8     1,977     1,511
   General and administrative, includes non-
  cash charge (a)                                  1,190        930     4,971     3,638
   Depletion of natural gas and oil properties     3,377      4,308    13,495    13,211
   Depreciation and amortization                     132        302       439       677
                                                 --------  ---------  --------  --------
                                                 $ 6,680   $  6,702   $24,641   $22,523
                                                 --------  ---------  --------  --------
   Operating income                              $ 3,891      ($572)  $10,609   $10,025

Interest expense, net                             (1,554)    (1,501)   (6,238)   (6,681)
Interest income                                       14         34       119       264
Loss on investment                                     -        (94)        -       (94)
Debt conversion expense                             (630)         -      (630)        -
Other income (expense) (b)                           (54)       347      (310)    8,174
                                                 --------  ---------  --------  --------
   Income (loss) before income taxes             $ 1,667    ($1,786)  $ 3,550   $11,688
Income tax expense                                     -          -         -         -
                                                 --------  ---------  --------  --------
   Net income (loss)                             $ 1,667    ($1,786)  $ 3,550   $11,688
Preferred stock dividend & accretion                 787        674     2,952     2,450
                                                 --------  ---------  --------  --------
   Net income (loss) to common                   $   880    ($2,460)  $   598   $ 9,238
                                                 ========  =========  ========  ========

Net income (loss) to common per share:
   Basic                                         $  0.05     ($0.15)  $  0.04   $  0.58
   Diluted                                       $  0.05     ($0.15)  $  0.03   $  0.44

Wt. avg. common shares outstanding:
   Basic                                          16,436     16,005    16,138    15,988
   Diluted                                        17,787     16,005    17,415    28,205

(a)  Includes non-cash charge related to stock
     compensation expense of:                          -          -     ($596)        -

(b)  Includes non-cash gains/(losses) arising
     from hedge accounting for certain of
     Brigham's oil and natural gas hedges of:       ($15)  $    449   $   263   $ 9,666

                                                                    EXHIBIT 99.1

                          BRIGHAM EXPLORATION COMPANY
                PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
                                  (unaudited)


                                                     Three Months Ended December 31,        Year Ended December 31,
                                                 --------------------------------------  -----------------------------
                                                        2002                2001              2002           2001
                                                 ------------------  ------------------  --------------  -------------
Avg. net daily production:
   Natural gas (MMcf)                                         16.5                16.7            16.1           18.8
   Oil (Bbls)                                                2,186               1,411           1,947          1,299
   Equivalent natural gas (MMcfe) (6:1)                       29.6                25.1            27.8           26.6
Total net production:
   Natural gas (MMcf)                                        1,484               1,500           5,791          6,766
   Oil (MBbls)                                                 197                 127             701            468
   Equivalent natural gas (MMcfe) (6:1)                      2,664               2,262           9,996          9,573
   % Natural gas                                                56%                 66%             58%            71%
Sales prices:
   Natural gas ($/Mcf) (a)                       $            3.80   $            2.43   $        3.22   $       3.11
   Oil ($/Bbl) (a)                                           24.87               19.07           23.55          24.05
   Equivalent natural gas ($/Mcfe) (6:1)                      3.95                2.69            3.52           3.37
Other financial data:
   EBITDA ($000) (b)                             $           7,376   $           3,970   $      24,685   $     22,685
   Operating cash flow before changes in
   working capital ($000)                                    5,785               3,035          20,084         18,097

   (a)   Includes the effects of hedging gains
         (losses) of:
           Natural gas ($/Mcf)                              ($0.43)  $               -          ($0.12)        ($1.18)
           Oil ($/Bbl)                                       (2.03)                  -           (1.62)         (0.33)

   (b)   Net income (loss) plus interest expense, DD&A expenses, deferred income taxes and other non-cash items.
         See reconciliation of Non - GAAP measures below.

                                                                    EXHIBIT 99.1

                      SUMMARY CONSOLIDATED BALANCE SHEETS
                           (in thousands) (unaudited)


                                                           December 31,   December 31,
                                                               2002           2001
                                                           -------------  -------------
Assets:
   Current assets                                          $      33,396  $      16,968
   Natural gas and oil properties, net (full cost method)        166,080        151,891
   Other property and equipment, net                               1,234          1,331
   Other non-current assets                                        2,523          3,218
                                                           -------------  -------------
      Total assets                                         $     203,233  $     173,408
                                                           =============  =============

Liabilities and stockholders' equity:
   Current liabilities                                     $      34,010  $      15,266
   Notes payable                                                  60,000         75,000
   Senior subordinated notes                                      21,797         16,721
   Other non-current liabilities                                     186            206
                                                           -------------  -------------
      Total liabilities                                    $     115,993  $     107,193
   Redeemable preferred stock, Series A                           19,540         16,614
   Redeemable preferred stock, Series B                            4,777              -
   Stockholders' equity                                           62,923         49,601
                                                           -------------  -------------
      Total liabilities and stockholders' equity           $     203,233  $     173,408
                                                           =============  =============

                                                  BRIGHAM EXPLORATION COMPANY
                                         SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (in thousands) (unaudited)


                                                              Three Months Ended December 31,       Year Ended December 31,
                                                           -------------------------------------  ----------------------------
                                                                  2002               2001             2002           2001
                                                           ------------------  -----------------  ------------  --------------
Cash flows from operating activities:
   Net income (loss)                                       $           1,667            ($1,786)  $     3,550   $      11,688
   Depletion, depreciation and amortization                            3,509              4,610        13,934          13,888
   Interest paid through issuance of add'l
   senior sub. notes                                                     291                223         1,076             721
   Amortization of deferred loan fees                                    303                343         1,191           1,372
   Stock option compensation expense                                       -                  -           596               -
   Loss on investment                                                      -                 94             -              94
   Market value and other adjustments for
   derivatives instruments                                                15               (449)         (263)         (9,666)
                                                           ------------------  -----------------  ------------  --------------
      Operating cash flow                                  $           5,785   $          3,035   $    20,084   $      18,097
   Changes in working capital and other items                            993              2,022         8,889             825
                                                           ------------------  -----------------  ------------  --------------
      Cash flows provided (used) by operating activities   $           6,778   $          5,057   $    28,973   $      18,922

Cash flows (used) provided by investing activities                    (8,356)            (7,253)      (27,206)        (33,571)
Cash flows (used) provided by financing activities                     4,714                 (8)        8,439          18,924
                                                           ------------------  -----------------  ------------  --------------
   Net increase (decrease) in cash and cash equivalents    $           3,136            ($2,204)  $    10,206   $       4,275
                                                           ==================  =================  ============  ==============

                                                                    EXHIBIT 99.1

                              SUMMARY PER MCFE DATA
                                  (unaudited)


                                                        Three Months Ended December 31,        Year Ended December 31,
                                                     -------------------------------------  ----------------------------
                                                            2002               2001             2002           2001
                                                     ------------------  -----------------  ------------  --------------
Revenues:
   Natural gas and oil sales                         $            3.95   $           2.69   $      3.52   $        3.37
   Other revenue                                                  0.01               0.03          0.01            0.03
                                                     ------------------  -----------------  ------------  --------------
                                                     $            3.96   $           2.72   $      3.53   $        3.40
Costs and expenses:
   Lease operating                                                0.50               0.51          0.38            0.36
   Production taxes                                               0.24               0.00          0.20            0.16
   General and administrative                                     0.45               0.41       0.44 (a)           0.38
   Depletion of natural gas and oil properties                    1.27               1.90          1.35            1.38
   Depreciation and amortization                                  0.05               0.13          0.04            0.07
                                                     ------------------  -----------------  ------------  --------------
                                                     $            2.51   $           2.95   $      2.41   $        2.35
                                                     ------------------  -----------------  ------------  --------------
   Operating income                                  $            1.45             ($0.23)  $      1.12   $        1.05

   Interest expense, net (b)                                     (0.58)             (0.65)        (0.61)          (0.67)
   Other income (expense) (c)                                    (0.01)             (0.05)        (0.06)          (0.16)
                                                     ------------------  -----------------  ------------  --------------
   Adjusted net income before dividend & accretion   $            0.86             ($0.93)  $      0.45   $        0.22
                                                     ==================  =================  ============  ==============

(a)  Excludes non-cash charge for stock compensation expense of $0.06 per Mcfe.
(b)  Net of interest income.
(c) Excludes non-cash gains/(losses) arising from hedge accounting for certain of Brigham's oil and natural gas hedges, loss on investment in fourth quarter 2001& FY 2001 and debt conversion expense in the fourth quarter of 2002 & FY 2002.

                 SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF MARCH 3, 2003
                                            (UNAUDITED)

                                                  2003                            2004
                                     ------------------------------  ------------------------------
                                       Q1      Q2      Q3      Q4      Q1      Q2      Q3      Q4
                                     ------  ------  ------  ------  ------  ------  ------  ------
Natural Gas Swaps:  MMBtu/d           9,250   9,000   6,500   4,500   3,250   2,500   1,500   1,000
                    $/MMBtu          $3.632  $3.846  $3.867  $4.039  $4.963  $4.252  $4.180  $4.360

Crude Oil Swaps:    Bbls/d              750     675     600     450     325     225     150     100
                    $/Bbl            $25.29  $25.22  $23.77  $23.21  $25.35  $24.52  $23.91  $23.80

Crude Oil Collars:  Cap - Bbls/d        250     250    -  -    -  -    -  -    -  -    -  -    -  -
                    Cap - $/Bbl      $22.56  $22.56    -  -    -  -    -  -    -  -    -  -    -  -

                    Floor - Bbls/d      250     250    -  -    -  -    -  -    -  -    -  -    -  -
                    Floor - $/Bbl    $18.00  $18.00    -  -    -  -    -  -    -  -    -  -    -  -


Note: Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.

                                                                    EXHIBIT 99.1

                           BRIGHAM EXPLORATION COMPANY
                       RECONCILIATION OF NON-GAAP MEASURES
                           (in thousands) (unaudited)


EBITDA is defined as net income (loss) plus interest expense, DD&A expenses, deferred income taxes and other non-cash items

We believe that operating income is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most directly comparable to EBITDA as defined. The following table reconciles EBITDA as defined with our operating income, as derived from our financial statements.

                                                  Three Months Ended December 31,      Year Ended December 31,
                                              -------------------------------------  ----------------------------
                                                     2002                2001            2002           2001
                                              -------------------  ----------------  ------------  --------------
Operating Income                              $            3,891             ($572)  $    10,609   $      10,025
Depletion, depreciation and amortization                   3,509             4,610        13,934          13,888
Non-cash compensation expense                                  -                 -           596               -
Interest Income                                               14                34           119             264
Cash portion of other income / (expense)                     (38)             (102)         (573)         (1,492)
                                              -------------------  ----------------  ------------  --------------
   EBITDA                                     $            7,376   $         3,970   $    24,685   $      22,685